                                                FILED PURSUANT TO RULE 424(b)(3)
                                                FILE NUMBER 333-20979

PROSPECTUS

                           APOGEE ENTERPRISES, INC.
                               _________________

                                430,242 SHARES
                                      OF
                                 COMMON STOCK
                             ($.33-1/3 PAR VALUE)
                               _________________

     This Prospectus relates to an aggregate of 430,242 shares (the "Shares") of Common Stock, par value $.33-1/3 per share (the "Common Stock"), of Apogee Enterprises, Inc., a Minnesota corporation ("Apogee" or the "Company"), that may be sold from time to time by The Gene R. Cohen Revocable Trust (the "Selling Shareholder"). See "Selling Shareholder." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including certain legal and accounting fees.

     Any or all of the Shares may be offered from time to time in transactions on the NASDAQ National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

     The Common Stock is traded on the NASDAQ National Market under the symbol "APOG." On March 7, 1997, the closing price of the Common Stock on the NASDAQ National Market was $21.13 per share.

                               _________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               _________________


     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                The date of this Prospectus is March 10, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site which provides on-line access to registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov." This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

     (a) the Annual Report on Form 10-K for the year ended March 2, 1996;

     (b) the Quarterly Report on Form 10-Q for the quarter ended June 1, 1996;

     (c) the Quarterly Report on Form 10-Q for the quarter ended
         August 31, 1996;

     (d) the Quarterly Report on Form 10-Q for the quarter ended
         November 30, 1996;

     (e) the Current Report on Form 8-K dated October 31, 1996;

     (f) the Current Report on Form 8-K dated January 13, 1997; and

     (g) the description of the Company's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to the Company, 7900 Xerxes Avenue South, Suite 1800, Minneapolis, Minnesota 55431-1159, Attention: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (612) 835-1874.

                           APOGEE ENTERPRISES, INC.

GENERAL

     Apogee Enterprises, Inc. is a holding company primarily engaged, through its operating subsidiaries, in the fabrication, distribution and installation of value-added glass products and window and curtainwall systems. Almost two-thirds of the Company's revenues are generated from the nonresidential construction market, with the other one-third coming from operations serving the auto glass market. Three business segments comprise Apogee's operations: Building Products & Services (BPS) serves certain sectors of the commercial and institutional, detention and security building markets, Glass Technologies (GT) serves the construction and imaging and display markets, and Automotive Glass (AG) serves the automotive glass repair and replacement market.

Building Products & Services

     The Company's Building Products & Services segment operates principally in the design, engineering and installation of custom and standard curtainwall and window systems for commercial and institutional, as well as specialized and detention and security, building products and services. BPS's operating units include detention and security companies, full service glazing units, a global new construction curtainwall contractor and metal fabricating and finishing businesses.

Glass Technologies

     The businesses of the Glass Technologies segment add value to ordinary glass through fabrication of complex coated glass products which provide strength, energy efficiency in high-rise structures and optical clarity for mirrors, glare filter screens and picture frame glass. The operating units in this segment include the Viracon architectural glass unit, the Tru Vue picture framing glass unit and the two coating units, Marcon Coatings (Marcon) and Viratec Thin Films (Viratec).

     Viracon fabricates finished glass products and provides glass coating services, primarily under the "Viracon" and "Marcon Coatings" names. These operating units purchase flat, unprocessed glass in bulk quantities from which a variety of glass products are fabricated, including insulating, tempered and laminated architectural glass, security glass and laminated industrial glass.

Automotive Glass

     The Automotive Glass segment is engaged in the automotive replacement glass business through the Harmon Glass service centers (retail), Glass Depot wholesale distribution centers (wholesale) and Curvlite fabrication center.

     The Company was incorporated under the laws of the State of Minnesota in 1949. The Company's principal offices are located at 7900 Xerxes Avenue South, Suite 1800, Minneapolis, Minnesota 55431-1159 and its telephone number at that address is (612) 835-1874. For further information concerning the Company, see the documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

RECENT DEVELOPMENTS

     On January 3, 1997, the Company, through its wholly owned subsidiary, Harmon Glass Company, completed the acquisition of American Management Group ("AMG") for $9.1 million of Apogee Common Stock. AMG, which does business under the name Portland Glass, is based in Portland, Maine and operates 46 retail auto glass shops in Maine, Massachusetts, New York, New Hampshire and Vermont.

                                USE OF PROCEEDS

     The Shares will be offered and sold by the Selling Shareholder for its own account. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares, including the first $10,000 of legal fees of the Selling Shareholder.

                              SELLING SHAREHOLDER

     The maximum number of Shares that may be sold by the Selling Shareholder pursuant to this Prospectus is 430,242. The Selling Shareholder beneficially owned no other shares of the Company's Common Stock as of March 10, 1997.

     The Selling Shareholder is the sole former shareholder of AMG. The Selling Shareholder acquired the Shares in connection with Apogee's acquisition of AMG on January 3, 1997. Pursuant to the AMG acquisition, Apogee acquired all of the issued and outstanding shares of common stock of AMG in exchange for the Shares.

                             PLAN OF DISTRIBUTION

     The Selling Shareholder may offer and sell the Shares from time to time in transactions on the NASDAQ National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholder.

     The Selling Shareholder and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

                                    EXPERTS

     The consolidated financial statements as of March 2, 1996 and February 25, 1995 and for each of the years in the three-year period ended March 2, 1996 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon for the Company by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402.

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     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information......................................................   2
Incorporation of Certain Documents By Reference............................   2
Apogee Enterprises, Inc....................................................   3
Use of Proceeds............................................................   4
Selling Shareholder........................................................   4
Plan of Distribution.......................................................   4
Experts....................................................................   4
Legal Matters..............................................................   4

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                                430,242 Shares



                           APOGEE ENTERPRISES, INC.



                                 Common Stock



                                 _____________

                                  PROSPECTUS
                                 _____________





                                March 10, 1997

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